Exhibit 99.1

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW, SUITE 840

WASHINGTON, DC 20036

(202) 467-6862 • FAX (202) 467-6963

        October 30, 2009

Confidential

Board of Directors

Eagle Bancorp

1400 Prospect Avenue

Helena, Montana 59601

Members of the Board:

This letter sets forth the agreement between Eagle Bancorp (“Eagle” or the “Company”) and Feldman Financial Advisors, Inc. (“FFA”), whereby Eagle has engaged FFA to provide an independent appraisal of the estimated pro forma market value (the “Valuation”) of the Company in conjunction with the conversion of Eagle Financial MHC (the “MHC”) from the mutual to stock form of organization and the simultaneous sale of all of the MHC’s majority ownership stake in the Company to eligible depositors and other qualifying investors in a subscription and community stock offering (the “Stock Offering”).

FFA agrees to deliver the Valuation, in a written report, to Eagle at the address above on or before a mutually agreed upon date. Further, FFA agrees to perform such other services as are necessary or required of the independent appraiser in connection with comments from Eagle’s regulatory authorities and subsequent updates of the Valuation as from time to time may be necessary, both after initial approval by the Company’s regulatory authorities and prior to the time the Stock Offering is completed. FFA will assist Eagle in responding to all regulatory inquiries regarding the Valuation and will also assist the Company at all meetings with the regulatory authorities concerning the Valuation.

Eagle agrees to pay FFA a professional consulting fee for FFA’s appraisal services related to preparation of the initial appraisal report and subsequent appraisal updates. Eagle also agrees to reimburse FFA for certain out-of-pocket expenses necessary and incident to the completion of the services described above. These expenses shall not exceed $3,000 without the prior consent of Eagle. Reimbursable expenses for copying, report reproduction, data materials, express mail delivery and travel shall be paid to FFA as incurred and billed. Payment of the consulting fee shall be made according to the following schedule:

$ 6,500 upon execution of this Agreement;

$30,000 upon delivery of the completed appraisal report to Eagle;

$ 4,500 upon completion of each updated appraisal, as required.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Eagle Bancorp

October 30, 2009

If, during the course of the Stock Offering, unforeseen events occur so as to materially change the nature of the work content of the appraisal services described above such that FFA must supply services beyond that contemplated at the time this contract was executed, the terms of this agreement shall be subject to renegotiation by Eagle and FFA. Such unforeseen events shall include, but not be limited to, major changes in regulations governing the Stock Offering, appraisal guidelines or processing procedures as they relate to Stock Offering appraisals, major changes in Eagle’s management or operating policies, and excessive delays or suspension of processing of the Stock Offering.

In the event Eagle shall for any reason discontinue the Stock Offering prior to delivery of the completed appraisal report and payment of the progress payment fee totaling $30,000, Eagle agrees to compensate FFA according to FFA’s standard billing rates for professional consulting services based on accumulated and verifiable time expended, provided that the total of such charges shall not exceed $36,500 plus reimbursable expenses.

In order to induce FFA to render the aforesaid services, Eagle agrees to the following:

1.	Eagle agrees to supply FFA such information with respect to Eagle’s business and financial condition as FFA may reasonably request in order for FFA to perform the appraisal services. Such information shall include annual financial statements, periodic regulatory filings and material agreements, corporate books and records, and such other documents as are material for the performance by FFA of the appraisal services.

2.	Eagle hereby represents and warrants to FFA (i) that to its best knowledge any information provided to FFA by or on behalf of Eagle, will not, at any relevant time, contain any untrue statement of a material fact or fail to state a material fact necessary to make the information or statements therein not false or misleading, (ii) that Eagle will not use the product of FFA’s services in any manner, including in a proxy or offering prospectus, in connection with any untrue statement of a material fact or in connection with the failure to state a material fact necessary to make other statements not false or misleading, and (iii) that all documents incorporating or relying upon FFA’s services or the product of FFA’s services will otherwise comply with all applicable federal and state laws and regulations.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Eagle Bancorp

October 30, 2009

3.	Any valuations or opinions issued by FFA may be included in its entirety in any communication by Eagle in any application, proxy statement or prospectus; however, such valuations or opinions may not be excerpted or otherwise publicly referred to without FFA’s prior written consent nor shall FFA be publicly referred to without FFA’s prior written consent; however, such consent shall not be unreasonably withheld.

4.	FFA’s Valuation will be based upon Eagle’s representation that the information contained in the Stock Offering application and additional information furnished to us by Eagle and its independent auditors is truthful, accurate, and complete in all material respects. FFA will not independently verify the financial statements and other information provided by Eagle and its independent auditors, nor will FFA independently value the assets or liabilities of Eagle. The Valuation will consider Eagle only as a going concern and will not be considered as an indication of the liquidation value of Eagle.

5.	FFA’s Valuation is not intended, and must not be represented to be, a recommendation of any kind as to the advisability of purchasing shares of common stock in the Stock Offering. Moreover, because the Valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, FFA will give no assurance that persons who purchase shares of common stock in the Stock Offering will thereafter be able to sell such shares at prices related to FFA’s Valuation.

6.	Eagle agrees to indemnify FFA and its affiliates and all persons employed by or associated with FFA or its affiliates against all claims, liabilities and related expenses, as incurred, arising out of this engagement, unless, upon final adjudication, such claims, liabilities and expenses are found to have resulted primarily from FFA’s bad faith or willful misconduct. No termination, completion or modification hereof shall limit or affect such indemnification obligation. In the event FFA becomes aware of a claim or a possible claim arising out of this agreement, it shall notify Eagle as soon as possible. Eagle will attempt to resolve the claim. In the event Eagle is not able to resolve the claim, it has the option to retain legal counsel on behalf of FFA to defend the claim.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Eagle Bancorp

October 30, 2009

7.	Eagle and FFA are not affiliated, and neither Eagle nor FFA has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other. It is understood that FFA is not a seller of securities within the scope of any federal or state securities law and any report prepared by FFA shall not be used as an offer or solicitation with respect to the purchase or sale of any security, it being understood that the foregoing shall not be construed to prohibit the filing of any such report as part of the Stock Offering application or SEC and blue sky filings or customary references thereto in applications, filings, proxy statements and prospectuses.

Please acknowledge your agreement to the foregoing by signing as indicated below and returning to FFA a signed copy of this letter.

Yours very truly,

FELDMAN FINANCIAL ADVISORS, INC.

/s/ Trent R. Feldman
Trent R. Feldman
President

AGREED TO AND ACCEPTED BY:

EAGLE BANCORP, INC.

Name:	/s/ Peter J. Johnson

Title:	President and Chief Executive Officer

Date:	November 2, 2009